UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 31, 2009

YONGYE INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	333-143314	20-8051010

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District, Beijing, PRC

(Address Of Principal Executive Offices) (Zip Code)

+86 10 8232 8866
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 31, 2009, Yongye International, Inc. (the “Company”) closed the sale of an additional 1,200,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $7.50 per share, less a 5% underwriting commission, pursuant to the over-allotment option exercised in full by Roth Capital Partners, LLC and Oppenheimer & Co. Inc. (the “Underwriters”) in connection with the Company’s public offering that closed on December 22, 2009.  The exercise of the over-allotment option brings the total number of shares sold by the Company in connection with the offering to 9,200,000 and the total net proceeds received in connection with the offering to approximately $64.87 million, after deducting underwriting discounts and estimated offering expenses. The offering was underwritten by the Underwriters pursuant to the terms of the underwriting agreement by and among the Company and the Underwriters dated as of December 17, 2009, as previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2009.

A copy of the opinion of Lewis and Roca LLP with respect to the legality of the issuance and sale of the additional 1,200,000 shares of Common Stock issued upon exercise of the over-allotment option is filed herewith as Exhibit 5.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Lewis and Roca LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2009

YONGYE INTERNATIONAL, INC.

By:	/s/ Zishen Wu
Name: Zishen Wu
Title: President and CEO